Issuer Free Writing Prospectus dated October 11, 2024

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated October 1, 2024

Registration Statement No. 333-280379

AI Meets Real Estate

Disclaimer This confidential presentation (together with any accompanying written or oral information, this “Presentation”) is for informational purposes only to assist interested parties who are either qualified institutional buyers or institutional accredited investors in making their own evaluation with respect to the proposed public offering of Linkhome Holdings Inc. (together with its subsidiaries and affiliates, the “Company”). The information contained herein does not purport to be all - inclusive and the Company and its affiliates do not make, and each hereby disclaims, any accuracy, completeness or reliability of the information contained in this Presentation. Viewers of this Presentation should make their own evaluation of the Company and of the relevance and accuracy of the information contained herein as they deem necessary. None of the Company nor any of their respective affiliates, directors, officers, employees, advisers or representatives or the underwriters will be responsible or liable for any loss howsoever arising from the Presentation or any information presented or contained in or derived from the Presentation. The information contained in these materials is subject to change without notice and its accuracy, fairness or completeness is not guaranteed. The information contained in this Presentation is highly confidential and may not be forwarded, published or distributed, directly or indirectly, to any other person (whether within or outside your organization or firm) for any purpose and may not be reproduced in any manner whatsoever without the prior written consent of the Company. Any forwarding, publication, distribution or reproduction of this Presentation in whole or in part is unauthorized. This Presentation is based on the Company’s own internal facts, records, and other information and contains forward - looking statements, including statements about the Company’s business and financial outlook, strategy and market opportunity, and other descriptions and information regarding the intent, belief, or current expectations of the Company or its officers about the future. These statements can be recognized by the use of words such as “expects,” “plans,” “will,” “estimates,” “projects, “intends,” or words of similar meaning. These statements are forward - looking statements within the meaning of the U.S. securities laws. These forward - looking statements are made only, and are based on, estimates and information available to the Company, as of the date of this Presentation, and are not guarantees of future performance. All statements other than statements of historical fact in this Presentation are forward - looking statements, including but not limited to, the Company’s goals and growth strategies; the Company’s expectations regarding demand for and market acceptance of the Company’s brand and platform; the Company’s future business development, results of operations and financial condition the Company’s ability to maintain and improve the Company’s infrastructure necessary to operate the Company’s business; the expected growth of, and trends in, the markets for the Company’s products and services in the markets in which jurisdictions that we operate; the development of a corporate brand and competitive advantages; the Company’s ability to protect and grow the Company’s brand; government policies and regulations relating to the Company’s operations; the Company’s ability to develop and maintain effective disclosure controls and internal controls over financial reporting; the Company’s ability to use proceeds from its proposed initial public offering in the manner contemplated by the Company; the effect of any sales or the anticipation of sales by the selling stockholders on the market price of the Company’s common stock; the Company’s ability to comply with the internal listing requirement on the Nasdaq Stock Market and the continued listing standards; the Company’s ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; general economic and business conditions; and the volatility of the Company’s operating results and financial condition and the price of its common stock; the Company’s ability to hire and retain qualified senior management personnel, developers and contract real estate agents; and assumptions underlying or related to any of the foregoing and other risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov . 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Such information are based on management’s estimates and/or obtained from third - party sources, including reports by market research firms and company filings. While the Company believes such third - party information is reliable, there can be no assurances as to the accuracy or completeness of the included information. The Company has not dependently verified the accuracy or completeness of the information provided by the third - party sources. This Presentation a d any oral statements made in connection with this Presentation are not intended to and shall not constitute an offer to sell or the solicitation of an offer to buy or a recommendation to purchase any securities in any jurisdict n n whic such offer, solicitation, or sales would be unlawful under the securities laws of any such jurisdiction. Offers or sales of the securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Secu ties Act or in reliance on an exemption from the registration requirements of the Securities Act. You should not constr e the contents of this Presentation as legal, tax, accounting, or investment advice or a recommendation. You should consult y ur own co nsel and tax and financial advisors concerning the matters described herein and should make your own decision based on your own judgment and the advice from such advisors. The Company does not offer any guarantee as to the accuracy or completeness of any such material. tion i c nfidential and proprietary to the Company and may not be copied, reproduced, or distributed in whole or in part to any third party without the prior written consent of the Company. 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| IPO OFFERING SUMMARY Issuer Linkhome Holdings Inc. 1,250,000 shares of common stock (or 1,437,500 shares of common stock if the underwriters exercise their over - allotment option in full) Technology and development Marketing activities General and administrative matters, and capital expenditures To invest in or acquire third - party businesses, products services, technologies, or other assets Shares Offered Use of Proceeds Offering Size Price Range Approximately $5,000,000 (excluding over - allotment option) $4.00 per share of common stock Listing / Ticker Offering type Nasdaq / LHAI Initial Public Offering Underwriter Dawson James Securities, Inc., EF HUTTON

AI Meets Real Estate

| COMPANY OVERVIEW Linkhome is an artificial intelligence - driven property technology company. By using HomeGPT, a Linkhome - developed real estate artificial intelligence model, combined with financial innovation and in conjunction with our dedicated team of agents, we have made significant and cost - effective improvements to the business model of buying and selling homes. Mission To redefine the real estate experience to be efficient and affordable for all consumers through artificial intelligence. Vision To help everyone own their home and achieve the dream of homeownership. About Us

Linkhome

OUR MARKET IS MASSIVE AND HIGHLY PROMISING.


$15.7T

*PwC predicts that by 2030, Artificial Intelligence will contribute up to $15.7 trillion to the global economy.


18%

#1

*Real estate and leasing comprise 18% of the US GDP, as the largest industry in the United States.


1.5T

1.5T

*According to the NAR, there were 4.09 million homes sold in the United States, generating approximately $1.5 trillion in transaction value. 34.1% of Americans(100 million people) do not own property. This represents a significant growth market.


90%

90%

*Nearly 90% of sellers and buyers in the U.S. work with a real estate agency.

GTV: Gross Transaction Value
GDP：Gross Domestic Product
NAR：National Association of Realtors

*https://www.pwc.com/gx/en/issues/data-and-analytics/publications/artificial-intelligence-study.html#:~:text=Total%20economic%20impact%20of%20AI%20in%20the%20period%20to%202030&text=AI%20could%20contribute%20up%20to,come%20from%20consumption%2Dside%20effects.
*https://www.nar.realtor/research-and-statistics/quick-real-estate-statistics
*https://int.nyt.com/data/documenttools/2020-07-21-joint-finance-industry-letter-crapo-brown-final-jt-cre-letter-on-mslp-7-21-20/4e2b25e98109bd13/full.pdf
*https://www.greenbuildermedia.com/blog/how-realtor-commission-changes-impact-buyers-and-sellers#:~:text=In%20fact%2C%20about%2090%25%20of,%25%20to%206%25%20is%20mandatory.

HOMEBUYERS HAVE ALWAYS COME LAST IN REAL ESTATE PROBLEMS WITH HOMEBUYING TODAY Structural Inefficiencies Difficult to find matching property listings. Cannot win against cash offers, difficult to simultaneously time buy/sell. Poor Experience Complex offline process, lack of data and transparency. Home Buying & Selling Difficulties The traditional home - buying process is challenging due to competitive bidding and lengthy loan processing, making it stressful and uncertain.

OFFERS A FULLY INTEGRATED, SEAMLESS EXPERIENCE TRADITIONAL EXPERIENCE Agent Mortgage Inspector Closing 4.5 Months Integrated Team 1 2.0 Offers to Win 1 Month 1 End - to - End Experience Search Homes Select Agent Tour Valuation Pre - Approved Title Insurance Loan Approval Apply Offer Apply Prepare Sign Close Inspect Underwriting Win *The above estimated time to closing is for illustrative purposes only and there is no guarantee of the timing required to complete any individual transaction. Cash transactions typically close within a month or even sooner. https://www.citrusheritageescrow.com/how - long - does - it - take - to - close - on - a - house - with - cash/

AI Driven AI Chat AI Home Search AI Agent Fintech Innovation Cash Offer Flash Sell One - Stop Seamless Experience Brokerage Mortgage * Escrow * Home Insurance * Property Management OUR SOLUTION *Linkhome is presently only licensed as a real estate brokerage firm in California and, as such, is limited in the scope and geographic location of where it can offer its services. In order to further expand its services, the company will require additional licensing, including mortgage brokerage, escrow services, and home insurance services.

LINKHOME Linkhome AI Model Digital Offer Process AI Chat , Home Search, Book Tours AI Market Analysis メ Property Valuation メ Recommendations Customer Relationship Management Linkhome AI Platform linkhome New experience to search, visit and buy homes | AI & HOME - GPT

Cash Tap Win | FINTECH Win your home with a Cash Offer Easy, Reliable & Quick Mortgage & Closing Move In Referral / Repeat Offer

Tap Offer Deal Repeat Close Listing the Home for Sale Home Renovation / Repairs (if needed) Receive an offer and sell on your timeline | FLASH SALE

| ONE STOP AI - DRIVEN PLATFORM Linkhome AI Platform User Pool AI Web Portals & APP Cash Offer Referrals Insurance, Decoration ヤ Title & Escrow Services* Property 2 Property 3 Property N and beyond Buy Sell Property 1 Mortgage* Rental & Management Cross - Selling and Up - Selling *Linkhome is presently only licensed as a real estate brokerage firm in California and, as such, is limited in the scope and geographic location of where it can offer its services. In order to further expand its services, the company will require additional licensing, including mortgage brokerage, title and escrow services, and home insurance services.

| BUSINESS MODEL Home Buying Financing Cash Offer Management Home Selling Comission Income Mortgage Referral Fee Cash Offer Services Fee Rent and Management Services Fee Listing Comission Home Sales Profit 24 / 7 Closed - loop Profitable Platform Revenue Revenue Revenue Revenue Revenue Note: Linkhome is presently licensed only as a real estate brokerage in California, and that expansion into different service areas, including additional geographic locations, will require additional licensing, which the company cannot assure that it will obtain.

|SEASONED, DEEP AND EXPERIENCED TEAM YUAN GAO CTO ZHEN “BILL” QIN CEO NA LI CFO 15 Years + Industry experience Master's degree from the University of California Licensed California Real Estate Broker Master's degree from the University of California Focus on Researching Artificial Intelligence Development and Training AI Models 15 Years + Industry experience Formerly worked at Founte 500 Real Estate Group 10 years of Experience in Real Estate and Financial in California

| OUR TRACTION Revenue Growth >6,813% Gross Transaction Value Over $150M 2257% Gross Profit Growth 1H FY2024 Over 1H FY2023 Based on 6/30/2024 First six months of data Based on 6/30/2024 First six months of data Based on 6/30/2024 First six months of data *Past performance is not indicative of future results. An Investment in the Company’s securities is speculative, illiquid and there may be a total risk of loss. There is no guarantee that any specific outcome will be achieved.

Revenue FINANCIAL HIGHLIGHTS Gross Profit $ 16,257 $ 383,166 *Past performance is not indicative of future results. An Investment in the Company’s securities is speculative, illiquid and there may be a total risk of loss. There is no guarantee that any specific outcome will be achieved. $ 48,657 $ 3,363,849 2023 1H 2024 1H 2023 1H 2024 1H

AI Proptech Traditional Brokerages Platform Companies Buyer & Seller - focused | TODAY'S LANDSCAPE REMAINS DATA - AND AGENT - FOCUSED COMPETITIVE ANALYSIS Customer - centric Agent - centric Agent focused Data - centric

OUR FIRST MARKET REACHED $ 150M IN TRANSACTIONS IN 2024 Riverside Los Angeles Orange 1 Market 4 Regions $ 150M GTV San Bernardino

| AI PLATFORM DEVELOPMENT PLAN IPO Revenue & User Base Sustained Expansion Public Listing Develop Rapid Revenue Growth Launched Cash Offer Services Build & Launch Platform & App Development Launch and Marketing Acquisition Targeted Merger or Acquisition 2021 2022 - 2023 2024 2025 2026 Leading Goal of Reshaping Real Estate through AI Innovation 2027 Scale Scale and Brand our Business through Real Estate Technology

www.linkhomeai.com www.linkhomeholdings.com Phone Number 800.680.9158 Office 2 Executive Circle, Ste 100, Irvine, CA 92614 Email Address info@linkhomeai.com Thank You ブ